AMENDED AND RESTATED
BYLAWS OF
FEEL THE WORLD, INC. (the “Corporation”)

1.	MEETINGS OF HOLDERS OF CLASS A VOTING COMMON STOCK

1.1.	Place of Meetings

All meetings of the holders of Class A Voting Common Stock (the “Class A stockholders”) shall be held at such place as may be fixed from time to time by the President (“Authorized Person”). Notwithstanding the foregoing, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held by means of remote communication.

1.2.	Annual Meetings

Unless directors are elected by written consent in lieu of an annual meeting, the Corporation shall hold annual meetings of the Class A stockholders on such date and at such time as shall be designated from time to time by the Authorized Person. At the annual meetings, the Class A stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting. If a written consent electing directors is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

1.3.	Special Meetings

Special meetings of the Class A stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Authorized Person.

1.4.	Notice of Meetings

Notice of any meeting of the Class A stockholders, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which such stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and (if it is a special meeting) the purpose or purposes for which the meeting is called, shall be given to each Class A stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting (except to the extent that such notice is waived or is not required as provided in the General Corporation Law of the State of Delaware (the ‘Delaware General Corporation Law’) or these Bylaws). Such notice shall be given in accordance with, and shall be deemed effective as set forth in, Sections 222 and 232 (or any successor section or sections) of the Delaware General Corporation Law.

1.5.	Waivers of Notice

Whenever the giving of any notice is required by statute, the Certificate of Incorporation or these Bylaws (as they may be amended and/or restated in the future), a waiver thereof, in writing and delivered to the Corporation, signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by the person or persons entitled to said notice, delivered to the Corporation, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a Class A stockholder at a meeting shall constitute a waiver of notice of such meeting, except when such stockholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

1.6.	Business at Special Meetings

Business transacted at any special meeting of Class A stockholders shall be limited to the purposes stated in the notice (except to the extent that such notice is waived or is not required as provided in the Delaware General Corporation Law or these Bylaws).

1.7.	List of Class A Stockholders

After the record date for a meeting of the Class A stockholders has been fixed, at least ten days before such meeting, the officer who has charge of the stock ledger of the Corporation shall make a list of all of the Class A stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each such stockholder (but not the electronic mail address or other electronic contact information, unless the Board of Directors so directs) and the number of shares registered in the name of each such stockholder. Such list shall be open to the examination of any Class A stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principle place of business of the Corporation. If the meeting is to be held at a place, then such list shall also, for the duration of the meeting, be produced and kept open to the examination of any Class A stockholder who is present at the time and place of the meeting. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any Class A stockholder during the whole time of the meeting on reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.8.	Quorum at Meetings

Class A stockholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of majority of the shares entitled to vote at the meeting, and who are present in person or represented by proxy, shall constitute a quorum at all meetings of the Class A stockholders for the transaction of business. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Once a share is represented for any purpose at a meeting (other than solely to object (1) to holding the meeting or transacting business at the meeting, or (2) (if it is a special meeting) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice), it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. The holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time.

1.9.	Voting and Proxies

Unless otherwise provided in the Delaware General Corporation Law or in the Corporation’s Certificate of Incorporation, and subject to the other provisions of these Bylaws, each Class A stockholder shall be entitled to one vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such stockholder. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed appointment of proxy shall be irrevocable if the appointment form states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. If authorized by the Board of Directors, and subject to such guidelines as the Board of Directors may adopt, Class A stockholders and proxyholders not physically present at a meeting may, by means of remote communication, participate in the meeting and be deemed present in person and vote at such meeting whether such meeting is held at a designated place or solely by means of remote communication, provided that (1) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Class A stockholder or proxyholder, (2) the Corporation implements reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Class A stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) if any Class A stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.

1.10.	Required Vote

When a quorum is present at any meeting of Class A stockholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of statutes or of the Certificate of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares held by Class A stockholders who are present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

1.11.	Action Without a Meeting

Any action required or permitted to be taken at a Class A stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the Class A stockholders entitled to take action without a meeting, and delivered to the Corporation in the manner prescribed by the Delaware General Corporation Law for inclusion in the minute books. No consent shall be effective to take the corporate action specified unless the number of consents required to take such action are delivered to the Corporation within sixty days of the delivery of the earliest-dated consent. An electronic transmission consenting to such action and transmitted by a Class A stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 1.11, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (1) that the electronic transmission was transmitted by the Class A stockholder or proxyholder or by a person or persons authorized to act for such stockholder or proxyholder and (2) the date on which such stockholder or proxyholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is delivered to the Corporation in accordance with Section 228(d)(1) of the Delaware General Corporation Law. Written notice of the action taken shall be given in accordance with the Delaware General Corporation Law to all Class A stockholders who do not participate in taking the action who would have been entitled to notice if such action had been taken at a meeting having a record date on the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

2.	DIRECTORS

2.1.	Powers

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation, subject to any limitation set forth in the Certificate of Incorporation or as otherwise may be provided in the Delaware General Corporation Law.

2.2.	Number and Election

The first Board of Directors shall consist of one director. Thereafter, the number of directors may be increased or decreased as determined by resolution of the Board of Directors. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.3.	Nomination of Directors

The Board of Directors shall nominate candidates to stand for election as directors; and other candidates also may be nominated by any Class A stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Corporation no later than fifteen (15) days prior to the meeting of the Class A stockholders at which such directors are to be elected, together with the identity of the nominator and the number of shares of the Corporation’s Class A stock owned, directly or indirectly, by the nominator. The directors shall be elected at the annual meeting of the Class A stockholders, except as provided in Section 1.2 and Section 2.4 hereof, and each director elected shall hold office until such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. Directors need not be stockholders of the Corporation.

2.4.	Vacancies

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the Class A stockholders having the right to vote as a single class may be filled by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by the affirmative vote of a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until the next election of directors of the class to which such director was appointed, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. In the event that one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

2.5.	Meetings

2.5.1.	Regular Meetings

Regular meeting of the Board of Directors may be held immediately following the annual meeting of the Class A stockholders or at such time and at such place as shall from time to time be determined by the Board of Directors.

2.5.2.	Special Meetings

Special meetings of the Board may be called by the Chairman or the Chief Executive Officer on twenty-four hours notice to each director, either personally or by telephone, express delivery service (so that the scheduled delivery date of the notice is at least one day in advance of the meeting), facsimile transmission, electronic mail (effective when directed to an electronic mail address of the director), or other electronic transmission, as defined in Section 232(c) (or any successor section) of the Delaware General Corporation Law (effective when directed to the director), and on five days’ notice by mail (effective upon deposit of such notice in the mail). The notice need not describe the purpose of a special meeting.

2.5.3.	Telephone Meetings

Members of the Board of Directors may participate in a meeting of the Board by any communication during which all participating directors can simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

2.5.4.	Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one or more written consents in writing or by electronic transmission describing the action taken, signed by each director, and delivered to the Corporation for inclusion in the minute book.

2.5.5.	Waiver of Notice of Meeting

A director may waive any notice required by statute, the Certificate of Incorporation or these Bylaws before or after the date and time stated in the notice. Except as set forth below, the waiver must be in writing, signed by the director entitled to the notice, or made by electronic transmission by the director entitled to the notice, and delivered to the Corporation for inclusion in the minute book. Notwithstanding the foregoing, a director’s attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

2.6.	Quorum and Vote at Meetings

At all meetings of the Board, a quorum of the Board of Directors consists of a majority of the total number of directors prescribed pursuant to Section 2.2 of these Bylaws. The vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws.

2.7.	Committees of Directors

The Board of Directors may designate one or more committees, each committee shall consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present and not disqualified from voting, whether or not such member or members constitute a quorum, may, by unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the Class A stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to such stockholders for approval or adopting, amending or repealing any bylaw of the Corporation; and unless the resolution designating the committee, these Bylaws or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors, when required. Unless otherwise specified in the Board resolution appointing the Committee, all provisions of the Delaware General Corporation Law and these Bylaws relating to meetings, action without meetings, notice (and waiver thereof), and quorum and voting requirements of the Board of Directors apply, as well, to such committees and their members.

2.8.	Compensation of Directors

The Board of Directors shall have the authority to fix the compensation of directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.	OFFICERS

3.1.	Positions

The officers of the Corporation shall be a President, a Secretary, a Treasurer and such other officers as the Board of Directors (or an officer authorized by the Board of Directors) from time to time may appoint, including one or more Vice Chairmen, Executive Vice Presidents, and Vice Presidents. Each such officer shall exercise such powers and perform such duties as shall be set forth below, as are commonly incident to such officer’s position and such other powers and duties as from time to time may be specified by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the duties of such other officers. Each of the President and any Vice President may execute contracts and other instruments on behalf of the Corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Any number of offices may be held by the same person.

3.2.	Chairman

The Chairman, if any, shall have overall responsibility and authority for management of the operations of the Board of Directors (subject to the authority of the Board of Directors), shall (when present) preside at all meetings of the Board of Directors and stockholders, and shall ensure that all orders and resolutions of the Board of Directors and stockholders are carried into effect.

3.3.	Chief Executive Officer

The Chief Executive Officer of the Corporation shall have overall responsibility and authority for the management of the Corporation. In the event the position of Chairman shall not be occupied or the Chairman shall be absent or otherwise unable to act, the Chief Executive Officer shall preside at meetings of stockholders and directors and shall discharge the duties of the presiding officer.

3.4.	President

The President shall be the chief operating officer of the Corporation and shall have full responsibility and authority for management of the day-to-day operations of the Corporation. The President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

3.5.	Vice President

In the absence of a President or in the event of a President’s inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. A Vice President shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

3.6.	Secretary

The Secretary shall have responsibility for preparation of minutes of meetings of the Board of Directors and of the stockholders and for authenticating records of the Corporation. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors. The Secretary or an Assistant Secretary may also attest all instruments signed by any other officer of the Corporation.

3.7.	Assistant Secretary

The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary.

3.8.	Treasurer

The Treasurer shall be the chief financial officer of the Corporation and shall have responsibility for the custody of the corporate funds and securities and shall see to it that full and accurate accounts of receipts and disbursements are kept in books belonging to the Corporation. The Treasurer shall render to the Chairman, the Chief Executive Officer, and the Board of Directors, upon request, an account of all financial transactions and of the financial condition of the Corporation.

3.9.	Assistant Treasurer

The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there shall have been no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer.

3.10.	Term of Office

The officers of the Corporation shall hold office until their successors are chosen and qualify or until their earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors.

3.11.	Compensation

The compensation of officers of the Corporation shall be fixed by the Board of Directors or by any officer(s) authorized by the Board of Directors to prescribe the compensation of such other officers.

4.	CAPITAL STOCK

4.1.	Certificates of Stock; Uncertificated Shares

The shares of capital stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the Corporation will send to the stockholder a written statement containing the information required to be on certificates, pursuant to the Delaware General Corporation Law and as set forth below. If shares are represented by certificates, such certificates shall be signed, either manually or in facsimile, in the name of the Corporation by the Chairman or Chief Executive Officer, and by the Treasurer, Secretary or any Assistant Treasurer or Assistant Secretary of the Corporation, and sealed with the seal of the Corporation or with a facsimile thereof. In case any officer, transfer agent or registrar whose signature or facsimile signature appears on a certificate no longer holds office when the certificate is issued, the certificate is nevertheless valid. The information to be set forth on each certificate (and in each written statement sent in lieu thereof) is:

(a)	The name of the issuing Corporation and that the Corporation is incorporated under the laws of the State of Delaware.

(b)	The name of the person to whom the shares are issued.

(c)	The number and class of shares and the designation of the series, if applicable, that the certificate represents.

(d)	The par value, if any, of each share represented by the certificate.

(e)

If the Corporation is authorized to issue different classes of shares or different series within a class, the share certificate shall contain a conspicuous statement , on the front or back, that the Corporation will furnish the shareholder with information concerning the designations, preferences, limitations, and relative rights applicable to each class, and the authority of the Board of Directors to determine variations for future classes or series, upo such shareholder’s written request, without charge.

(f)	Any restrictions imposed by the Corporation upon the transfer of the shares represented by the certificate.

4.2.	Lost Certificates

The Board of Directors, Chairman, Chief Executive Officer or Secretary may direct a new certificate of stock to be issued in place of any certificate previously issued by the Corporation and alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that the certificate of stock has been lost, stolen or destroyed. When authorizing such issuance of a new certificate, the Board or any such officer may, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as the Board or such officer shall require and/or to give the Corporation a bond or indemnity, in such sum or on such terms and conditions as the Board or such officer may direct, as indemnity against any claim that may be made against the Corporation on account of the certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new certificate or uncertificated shares.

4.3.	Record Date

4.3.1.	Actions by Stockholders

Only holders of Class A common stock shall be entitled to vote at any meeting of stockholders. However, the Corporation may hold meetings of all stockholders, from time to time, for any reason as determined by the Board of Directors. In order that the Corporation may determine the stockholders entitled to notice of any meeting, (and for Class A stockholders entitled to vote at a meeting), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty days nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining those stockholders entitled to notice of and/or to vote at a meeting shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of and/or to vote at a meeting shall apply to any adjournment of the meeting, unless the Board of Directors fixes a new record date for the adjourned meeting. If no record date has been fixed by the Board of Directors, the record date for determining Class A stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Section 213(b) of the Delaware General Corporation Law. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining Class A stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

4.3.2.	Payments

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

4.4.	Stockholders of Record

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to receive notifications, to vote if the person is the owner of Class A stock, and to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise may be provided by the Delaware General Corporation Law.

5.	RIGHT OF FIRST REFUSAL

5.1      Unless and until the Board of Directors determines otherwise, no stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of the capital stock of the Corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this bylaw:

5.1.1.      If the stockholder enters into a bona fide and unconditional (except for customary closing conditions and a condition related to the non-exercise or waiver of this right of first refusal) agreement with a prospective transferee able to purchase shares of the Corporation’s stock, then the stockholder shall first give written notice thereof to the Corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other material terms and conditions of the proposed transfer.

5.1.2.      For thirty (30) days following receipt of such notice, the Corporation shall have the option to purchase the shares specified in the notice at the price and upon the terms set forth in such notice. If the Corporation elects to exercise its rights to purchase the shares specified in the notice, the Corporation together with its assignees, if any, must purchase all of the shares specified in the notice. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 5.1. , the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the Corporation and its assignees, if any, elect to purchase the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in Section 5.1.4.

5.1.3.      The Corporation may assign its rights hereunder.

5.1.4.      In the event the Corporation and/or its assignee(s) elect to acquire the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the Corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within sixty (60) days after the Secretary of the Corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the Corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

5.1.5.      In the event the Corporation and/or its assignees(s) do not elect to acquire the shares specified in the transferring stockholder’s notice, said transferring stockholder may, within the ninety-day period following the expiration of the option rights granted to the Corporation and/or its assignees(s) herein, transfer the shares specified in said transferring stockholder’s notice which were not acquired by the Corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this bylaw in the same manner as before said transfer.

5.1.6.      Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this bylaw:

(a)      A stockholder’s transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general of limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder (whether by birth, adoption or marriage) making such transfer.

(b)      A stockholder’s transfer of any or all of such stockholder’s shares to the Corporation.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this bylaw, and there shall be no further transfer of such stock except in accord with this bylaw.

5.1.7.      The provisions of this bylaw may be waived with respect to any transfer either by the Corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Class A stockholders of the Corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder). This bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the Class A stockholders, upon the express written consent of the owners of a majority of the voting power of the Corporation.

5.1.8.      Any sale or transfer, or purported sale or transfer, of securities of the Corporation shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

5.1.9.      The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(a)      Upon the effective date of a resolution adopted by the Board of Directors; or

(b)      Upon the date securities of the Corporation are first offered to the public pursuant to a registration statement on Form S-1 filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

5.1.10.      The certificates representing shares of stock of the Corporation shall bear the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

6.	GENERAL PROVISIONS

6.1.	Receipt of Notices by the Corporation

Notices, stockholder consents and other documents and writings shall be deemed to have been received by the Corporation when they are received at its registered office in the State of Delaware, or at the Corporation’s principal offices addressed to the attention of the Secretary of State.

6.2	Fiscal Year

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

6.3	Seal

The corporate seal, if any, shall be in such form as the Board of Directors shall approve. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

6.4	Severability

Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

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The foregoing Amended and Restated Bylaws were adopted by the Board of Directors on this 8th day of November, 2016, and supersede the Bylaws adopted by the Board on December 10, 2010.

Signed by:	/s/ Lena Phoenix
Lena Phoenix, COO/Secretary